Cletha A. Walstrand
                                             cwalstrand@networld.com

                        August 22, 2001

The Board of Directors
Synthetic Blood International, Inc.
3189 Airway Avenue, Bldg. C
Costa Mesa,  CA  92626

Gentlemen:

     We have been retained by Synthetic Blood International, Inc. (the "Company"), in connection with the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the "Registration Statement") relating to 12,806,630 shares of common stock, par value $0.001 per share, to be offered and sold by certain stockholders of the Company. You have requested that we render an opinion as to whether the common stock as it relates to the Registration Statement are validly issued, fully paid and non-assessable.

      In connection with this engagement, we have examined the following:

          1.   the articles of incorporation of the Company;

          2.   the Registration Statement;

          3.   the bylaws of the Company; and

          4.   unanimous consents of the board of directors.

      We have examined such other corporate records and documents and have made such other examinations as we deemed relevant.

     Based upon the above examination, we are of the opinion that the 12,806,630 shares of common stock to which the Registration
Statement relates are validly issued, fully paid, and non-assessable.

      We hereby consent to being named in the Prospectus included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.
                              Sincerely yours,

                              /s/ Lehman Walstrand & Associates

                              LEHMAN WALSTRAND & ASSOCIATES

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